Exhibit 99.1

Contacts: David M. Holmes – Investors

KCI

(210) 255-6892

Elliot Sloane – Media

Sloane & Company

(212) 446-1860

KCI Board of Directors Authorizes $200 Million Share Repurchase Program

SAN ANTONIO — (BUSINESS WIRE) — August 28, 2006 — Kinetic Concepts, Inc. (NYSE:KCI) today announced that its Board of Directors has authorized an investment of up to $200 million for the repurchase of its common stock as part of a new share buyback program through the third quarter of 2007.

"We believe that the current share price does not accurately reflect KCI’s long-term growth prospects and therefore represents an excellent investment opportunity for our company and our shareholders," said Dennert O. Ware, KCI’s President and CEO. "The strength of our financial position enables us to simultaneously execute this program while retaining significant flexibility to increase investment in research and development and to address potential acquisition opportunities."

KCI intends to opportunistically purchase the common stock in open market transactions or in negotiated transactions off the market through the third quarter of 2007. A significant portion of shares will be repurchased in accordance with a pre-arranged purchase plan pursuant to Rule 10b5-1 of the Exchange Act.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care. Our advanced wound care systems incorporate our proprietary V.A.C.® technology, which has been clinically demonstrated to help promote wound healing and can help reduce the cost of treating patients with serious wounds. Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to prevent skin breakdown and assist caregivers in the safe and dignified handling of obese patients. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings, including acute care hospitals, extended care organizations and patients' homes, both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, plans by Kinetic Concepts, Inc. to repurchase shares of its stock, KCI's long-term growth prospects, the ability to achieve long-term growth strategies and to build greater shareholder value, and the effect of such repurchase. The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties which could cause us to limit, discontinue or terminate the repurchase at any time, subject to the terms of the trading plan. More information about potential factors that could affect our results of operations is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in our Quarterly Report on Form 10-Q for the six months ended June 30, 2006, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the SEC and available at the SEC's website at www.sec.gov. All information set forth in this release and its attachments is as of August 28, 2006. We undertake no duty to update this information.